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                                                                    EXHIBIT 99.1

Entravision Communications Appoints Michael S. Rosen and Former Congressman Esteban E. Torres to Its Board of Directors

SANTA MONICA, Calif., Nov. 14 /PRNewswire/ -- Entravision Communications Corporation (NYSE: EVC - news) announced today that Michael S. Rosen and former Congressman Esteban E. Torres have been elected to its Board of Directors. Mr. Rosen and Mr. Torres fill two previously unoccupied seats on the Entravision board, bringing the total number of board members to nine. Mr. Rosen and Mr. Torres were also elected to the Board of Director's Audit Committee, with Mr. Rosen serving as Chairman of the Audit Committee.

Walter Ulloa, Chairman and CEO of Entravision, commented, ``With the appointment of Michael and Esteban, Entravision significantly strengthens its board, gaining two outstanding leaders. Michael's financial background with the Rochester and OppenheimerFunds coupled with Esteban's broad experience as a Congressman and leader in the Hispanic community provides an impressive knowledge base from which Entravision gains an enormous resource. On behalf of the board I welcome Michael and Esteban to the Entravision management team and look forward to working with them as we continue to build upon our unique and diversified Hispanic media company.''

Michael S. Rosen commented, ``Entravision has truly created a valuable company with an extraordinary reach in the Hispanic community. Its diversified base of TV, radio, billboard and print media coupled with favorable Hispanic demographic trends represents a unique growth opportunity. I am excited to be a member of the board of directors of one of the best run and fastest growing media groups in the nation.''

Esteban E. Torres commented, ``Entravision is an important voice in the Hispanic community and I am proud to be appointed to serve on its board of directors. I look forward to working with the Entravision management team as we continue to build and position the Company for growth throughout the next decade.''

Michael S. Rosen is currently a private investor and active member on the boards of several private companies. He is also a board member of the United Jewish Federation of San Diego. Recently he served as President of the Rochester Division of OppenheimerFunds. Prior to that he was President of Rochester Fund Distributors and Managing Director and Portfolio Manager of Rochester Capital Advisors, LP, a multi-billion dollar investment management firm. In January of 1996 The Rochester Funds were purchased by OppenheimerFunds, Inc. Mr. Rosen is a Charter Financial Analyst and has received several professional awards including being named the ``Best Bond Fund Manager'' by Business Week in 1992.

Esteban E. Torres is currently a member of the U.S. Committee for UNICEF, the Chairperson of the National Latino Media Council and serves on the board of the National Council of La Raza, the Pan-American Development Foundations, Southwest Voter Research Institute and the National Association of Latino Elected and Appointed Officials. In 1999 he was appointed by California Governor Gray Davis to serve on the California Transportation Commission, which is charged with overseeing the funding of California's transportation projects. In March 1998, Mr.
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Torres, after a distinguished 16-year career in the House of Representatives, announced his retirement. Throughout his service as a Congressman Mr. Torres has been an active and distinguished leader. From 1992 to 1998, he served as a Deputy Democratic Whip. He has served as a senior member of the House Banking Committee and chaired the House Banking Subcommittee on Consumer Affairs and Coinage. Mr. Torres is a nationally recognized environmental leader, former Ambassador to the United Nations Education, Scientific and Cultural Organization and severed as Special Assistant to the President for Hispanic Affairs under President Jimmy Carter.

Entravision Communications Corporation is a diversified Spanish-language media company utilizing a combination of television, radio, outdoor and publishing operations to reach approximately 80% of Hispanic consumers across the United States, as well as the border markets of Mexico. Entravision is the largest affiliate group of the top-ranked Univision television network, with stations in 18 of the nation's top-50 Hispanic markets. The company also operates the nation's largest centrally programmed Spanish-language radio network which serves 23 markets via 57 owned and operated radio stations and 47 affiliates. The company's publishing operations include El Diario/La Prensa in New York City, the nation's oldest major Spanish-language newspaper. Entravision shares of Class A Common Stock are traded in the New York Stock Exchange under the symbol: EVC.

Certain statements contained in this release are forward looking. Although Entravision Communications Corporation believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations. For important factors that may cause actual results to differ materially from expectations and assumptions, see the company's prospectus, dated August 2, 2000.

SOURCE: Entravision Communications Corporation